Exhibit 99.1

Cerulean Announces Reduction in Force

WALTHAM, Mass., August 18, 2016 – Cerulean Pharma Inc. (NASDAQ:CERU), a clinical-stage company developing nanoparticle-drug conjugates (NDCs), today announced that it is reducing its workforce by approximately 48%, to a total of 23 full-time equivalent employees, under a plan expected to be substantially completed by the end of 2016. This workforce reduction is designed to reduce operating expenses while the company refocuses its clinical strategy for CRLX101. Affected employees are being offered severance and outplacement assistance.

“This reduction in force is a difficult but necessary step as we refocus our development priorities for CRLX101, our lead NDC candidate,” said Christopher D. T. Guiffre, President and Chief Executive Officer of Cerulean. “I would like to personally express my appreciation to each of the employees impacted by this decision for their commitment to Cerulean and CRLX101. We remain committed to unlocking the power of this potential best-in-class topoisomerase 1 inhibitor, as well as realizing the promise of our pipeline and platform.”

Cerulean expects the reduction in force to result in approximately $5.0 million in reduced annualized operating expenses once the plan is fully implemented.

About Cerulean Pharma

The Cerulean team is committed to improving treatment for people living with cancer. We apply our Dynamic Tumor Targeting™ Platform to create a portfolio of NDCs designed to selectively attack tumor cells, reduce toxicity by sparing the body’s normal cells, and enable therapeutic combinations. Our first platform-generated NDC clinical candidate, CRLX101, is in multiple clinical trials in combination with other cancer treatments, all of which aim to unlock the power of combination therapy. Our second platform-generated NDC clinical candidate, CRLX301, is in a Phase 1/2a clinical trial. For more information, please visit www.ceruleanrx.com.

Cautionary Note on Forward Looking Statements

Any statements in this press release about our future expectations, plans and prospects, including statements about the expected timing for completion of our workforce reduction and the expected savings in annualized operating expenses and charges resulting from the workforce reduction, and other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “hypothesize,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties inherent in the initiation and completion of clinical trials, availability and timing of data from ongoing and future clinical trials and the results of such trials, whether preliminary results from a clinical trial will be predictive of the final results of that trial or whether results of early clinical trials will be indicative of the results of later clinical trials, expectations for regulatory approvals, availability of funding sufficient for our foreseeable and unforeseeable operating expenses and capital expenditure requirements and other factors discussed in the “Risk Factors” section of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 4, 2016, and in other filings that we make with the Securities and Exchange Commission. In addition, any forward-looking statements included in this press release represent our views only as of the date of this release and should not be relied upon as representing our views as of any subsequent date. We specifically disclaim any obligation to update any forward-looking statements included in this press release.

Contact:

Nicole P. Jones

Director, Investor Relations

and Corporate Communications

njones@ceruleanrx.com

781-209-6385